On Thursday, July 16, 2009 at 9:00 a.m. Eastern time, Gladstone Investment Corporation (the “Company”) held a conference call regarding the proposals included in the Company’s Definitive Proxy Statement, which was filed on July 2, 2009 (the “Call”). A script of the Call is attached below.

Thank you Everett for that introduction.

Hello and good morning.

This is a special call to explain the items in the proxy for shareholders of Gladstone Investment, NASDAQ trading symbol GAIN.

Thank you all for calling in. We are happy to talk to shareholders and you all know that you have an open invitation to visit us here in the Washington, DC area. Please stop by at the office in McLean Virginia and say hello.  You will see some of the finest people in the business.

We invite you all to come to the shareholders meeting on August 13, 2009 at 11am at the Hilton Hotel in McLean Va. 7920 Jones Branch Drive.  If you are not coming, then please vote your shares using your proxy so that we get the votes in.  You can vote your proxy by mailing in your proxy card. And you can vote by calling 800 690 6903, but if you call you have to have your proxy card with the proxy control number. With that control number, you can also enter your vote at www.proxyvote.com.  And you can vote by calling your broker and your broker can help you vote too.

Before I begin I need to read a statement about forward looking statements.

This conference call may include statements that may constitute “forward-looking statements” within the meaning of Securities Act of 1933 and of the Securities Exchange Act of 1934 including statements with regard to the future performance of the Company.

These forward-looking statements inherently involve certain risks and uncertainties, even though they are based on our current plans. We believe those plans to be reasonable.

There are many factors that may cause our actual results to be materially different from any future results that are expressed or implied by these forward-looking statements include those factors listed under the caption “Risk factors” in all our Form 10K filings as filed with the Securities and Exchange Commission and can be found on our web site at www.GladstoneInvestment.com and the SEC web site.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Again thank you all for calling in.  I know these are trying times for all of you. As shareholders we have all watched the stock price continue to drop along with the market for all financial stocks. Some of the financial stocks are off 95%.  We have watched the way the market has treated our stock and just do not understand what is going on. It is a very difficult time for shareholders.

Before starting with the matters in the proxy, I want you to know that we will have our quarterly earnings call for the quarter ending June 30, 2009, sometime around the first week in August, so I will not be able to answer questions about the 10Q we are planning to file for that quarter (or the June quarter earnings) on this call.

I can say that our fund is performing well in these trying times compared to others. And just to make sure we all remember, as our most recent filings showed, this fund does not have any investments in home mortgages or the housing industry nor do we intend to make any.  We have no home mortgages in our portfolio and never have.  Also we do not have investments in the automobile industry such as suppliers to Ford, GM or Chrysler.

During the quarter ending June 30, 2009 we did sell most of our syndicated loans in order to repay Deutsche Bank’s line of credit. Deutsche Bank declined to renew the line and we attracted BB&T and Key Bank as our new lenders but we did have to sell most of our senior syndicated loans to complete the pay off of Deutsche Bank. When we sold these loans we sold them at a loss so you should expect to see that in the June 30th 10Q we file.

But please do not ask any questions about the earnings for the June quarter because until we release our quarterly numbers I cannot discuss them at all.

Now let’s turn to the proxy. In the proxy we have asked shareholders to vote on a number of things. Some are easy to understand and others are not as easy.

1.  First we are asking you to elect directors.  No need to explain that because we do that every year.

2. Second we are asking shareholders to approve again a proposal to authorize our fund to sell shares of our common stock at a price below our then current net asset value per share.  Many Business Development Companies or BDCs are asking shareholders to do this because almost all the BDCs are selling at below net asset value per share.  As you all know our fund must pay out 98% of our income to avoid paying taxes. And we do that each year.

This means the only way to grow is to raise equity or debt.  We are limited by law to having less than our equity in the amount of debt (in other words, a 1:1 debt to equity ratio) so none of the companies like ours are highly leveraged.  And that is a good thing.  And we have a line of credit for $50 million.  We currently have some capacity on that line. But this is a revolving line of credit.

In order to grow we will need to raise long term debt or equity some time in the distant future. With the stock price so low, without shareholder approval for this proposal, it is not possible in the current environment except as a rights offering.  As you all know we did a rights offering and it was fully subscribed. So in that sense the rights offering was a success. What was not good is that some speculators purchased the rights on the open market, shorted the stock, and then used the rights to buy the stock at a lower price and cover their short positions.  We were shocked to see how low the stock fell during that subscription period.  I consulted with three different Investment Bankers on this and followed their recommendation. But we and other BDCs had the same experience. So rights offerings are not the most attractive method of raising capital for our fund.

If at the time of the rights offering, we had shareholder approval to sell stock below net asset value, then we could have instead completed an overnight stock offering.  In light of the experience that we gained with the rights offering, we now believe that such an overnight offering might not have the same likelihood of a fall off of the stock price due to the short interests’ activity.

We need your vote to put in place this ability to sell below Net Asset Value in order not to have to do another rights offering.  Doing overnight offerings does not let the short seller come in and push down the stock price.

Shareholders gave us permission to sell at below NAV last year but the stock price was much too low to sell stock except under the direst circumstances. I think prices will firm up this year and we will be able to sell near NAV this year if there are good opportunities for us to invest in.

Let me add one other item. We presently have no intent to sell stock today at this low price but we need your approval so that when the stock price recovers we can move forward.

We need to have this proposal to pass so we have an alternative to a rights offering.

3. Finally we need shareholders to ratify the selection by our audit committee of PricewaterhouseCoopers as our independent auditor for the next year end.

Now I must ask all of you to please vote your shares.  It is ever so costly and time consuming to get shareholders to vote. The fund spends thousands of dollars trying to contact voters to vote on these issues, so please vote your shares.  I would like to pay that money out as a dividend and not spend it on efforts like this.

Oh, our dividend has been $0.04 per month, a run rate of $0.48 per year.

As far as we can see out the economy is still declining and has not begun the recovery. There is a credit squeeze because banks have slowed down their lending. That hurts the economy a lot.  But we can only see a couple of quarters out so we want to be careful.  We are stewards of your money.  We will stay the course and continue to be conservative in our investment approach.

We invite you all to come to the shareholders meeting on August 13, 2009 at 11am at the Hilton Hotel in McLean Va. 7920 Jones Branch Drive. We would like to see you all and talk about the company at that meeting. If you are not coming, then please vote your shares of stock so that we get past this.  You can vote your stock by mailing your proxy.  You can vote by calling your broker.  And you can vote by calling 800 690 6903, but you have to have your proxy card with the proxy control number.  If you have your proxy control number you can vote by going to www.proxyvote.com.  If you haven’t received your proxy in the mail yet, it should be coming very soon so please look for it, it will include more information on these proposals, which you should read carefully, and it will also contain the proxy control number on your card which you will need to vote by phone or on the internet.  But please vote so we can continue to grow the company.

That is the end of the call. Operator if you would please, come on and set things up so we can take questions from our listeners.